UNITED STATES
                              SECURITIES AND EXCHANGE COMMISSION
                                   Washington, D.C.  20549


                                         SCHEDULE 13G

                           Under the Securities Exchange Act of 1934


                                   General Dynamics Corporation

                                               Common

                                              36955010

Check the following box if a fee is being paid with this statement ( ). (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of give percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




CUSIP NO.  36955010  13G

1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      SunTrust Banks, Inc. as Parent Holding Company for: Sun Banks, Inc. as Parent Holding Company; Trust Company of Georgia as Parent Holding Company; and in various fiduciary capacities.
      58-1575035
------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) _______
                                                          (B) _______
------------------------------------------------------------------------
3.    SEC USE ONLY

------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Georgia
----------------------------------------------------------------------
NUMBER OF                 5.  SOLE VOTING POWER

SHARES                    1,448,220
                          ---------------------------------------------
BENEFICIALLY              6.  SHARED VOTING POWER

OWNED BY                  100
                          ---------------------------------------------

EACH                      7.  SOLE DISPOSITIVE POWER

REPORTING                 3,076,215
                          ---------------------------------------------
PERSON                    8.  SHARED DISPOSITIVE POWER

WITH                      8,755
----------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,088,240
------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*
------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        4.90%
------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        HC and BK


CUSIP NO.  36955010  13G

1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      SunBank Capital Management, N. A. as Parent Holding Company and in various fiduciary capacities.
      59-2920504
------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (A) _______
                                                           (B) _______
------------------------------------------------------------------------
3.    SEC USE ONLY

------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Florida
----------------------------------------------------------------------
NUMBER OF                 5.  SOLE VOTING POWER

SHARES                    1,325,600
                          --------------------------------------------------
BENEFICIALLY              6.  SHARED VOTING POWER

OWNED BY                  -0-
                          --------------------------------------------------
EACH                      7.  SOLE DISPOSITIVE POWER

REPORTING                 1,325,600
                          --------------------------------------------------
PERSON                    8.  SHARED DISPOSITIVE POWER

WITH                      -0-
----------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,325,600
------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*
------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        2.10%
------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        BK



                        SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                       SCHEDULE 13G
                      UNDER THE SECURITIES EXCHANGE ACT OF 1934


Item 1(a)    Name of Issuer:
---------    --------------
             General Dynamics Corporation

Item 1(b)    Address of Issuer's Principal Executive Offices:
---------    -----------------------------------------------
             3190 Fairview Park Drive
             Falls Church, Virginia   22042-4523

Item 2(a)    Name of Person Filing:
---------    ---------------------
             SunTrust Banks, Inc. as Parent Holding Company for Sun
             Banks, Inc. as Parent Holding Company; Trust Company of
             Georgia as Parent Holding Company and in various fiduciary capacities.

Item 2(b)    Address of Principal Business Office(s):
---------    ---------------------------------------
             25 Park Place, N.E.
             Atlanta, Georgia  30303

Item 2(c)    Citizenship:
---------    -----------
             SunTrust Banks, Inc. is a Georgia corporation; Sun Banks,
             Inc. is a Florida corporation; Trust Company of Georgia is a Georgia corporation.

Item 2(d)    Title of Class of Securities:
---------    ----------------------------
             Common

Item 2(e)    CUSIP Number:
---------    ------------
             36955010



Item 3       Type of Person:
------       --------------
             (b) Bank as defined in section 3(a)(6) of the Act.
             (g) Parent holding company, in accordance with para. 240,13d-
                 1(1)(ii)(H).

Item 4        Ownership:
------        ---------

              Amount Beneficially Owned.  3,088,240

              (b) Percent of Class:   4.90%

              (c) Number of Shares as to which such person has:

                  (i)  Sole power to vote or to direct the vote:  1,448,220

                 (ii)  Shared power to vote or to direct the vote:  100

                (iii)  Sole power to dispose or to direct the disposition of:
                       3,076,215

                 (iv)  Shared power to dispose or the direct the disposition of: 8,755




Item 5     Ownership of Five Percent or Less of Class:
------     ------------------------------------------
           X

Item 6     Ownership of More than 5 Percent of Behalf of Another Person:
------     ------------------------------------------------------------


Item 7     Identification and Classification of the Subsidiary Which
------     Acquired the Security Being Reported on By the Parent Holding
           Company:
           ------------------------------------------------------------


Item 8     Identification and Classification of Members of the Group:
------     ---------------------------------------------------------


Item 9     Notice of Dissolution of Group:
------     ------------------------------


Item 10    Certification:
-------    -------------
           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

           Signature:
           ---------
           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:     September 21, 1995

SunTrust Banks, Inc.

By        /s/ Dennis B. Dills
          -------------------------
          Dennis B. Dills, Senior Vice President,
          SunTrust Banks, Inc. and Trust Company of Georgia





SunTrust Banks, Inc.
25 Park Place, N.E.
Atlanta, Georgia  30303


September 21, 1995

Ladies and Gentlemen:

There is hereby transmitted for filing pursuant to Section 13(g) of the Securities Exchange Act of 1934 and Rule 13G thereunder a
Schedule 13G reflecting beneficial ownership of less than 5% by SunTrust Banks, Inc. and its subsidiaries of shares of General Dynamics Corporation Common Stock.

A paper copy of this filing in the EDGAR submission format is also being forwarded to you.

Please call the undersigned at (404) 581-1475 if you have any questions.

Sincerely,

/s/ Cynthia S. Walker
---------------------
Cynthia S. Walker
Trust Officer

c:    General Dynamics Corporation
      New York Stock Exchange